Exhibit 10.2

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the "Agreement") is made and entered into effective February 28, 2020, by and among Ozop Surgical Corp., a Nevada corporation ("OZSC"), and Michael Chermak, an individual (the "Shareholder").

RECITALS:

A. The Shareholder owns 50,000 shares of Series C preferred stock of OZSC (the "OZSC Preferred Shares"). The Amended and Restated Certificate of Designation of the OZSC Preferred Shares are attached as Exhibit A.

B. OZSC desires to redeem, and Shareholder desires to sell, all of the Shareholder’s OZSC Preferred Shares for an amount equal to one hundred thousand dollars ($100,000) (the “Purchase Price”).

C. The Shareholder desires to consummate the Purchase Transaction upon the terms and conditions set forth herein.

D. It is the intention of the parties hereto that: (i) OZSC shall acquire the OZSC Preferred Shares solely for the consideration set forth below (the "Redemption"); and (ii) the Exchange shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act").

E. OZSC and the Shareholder both acknowledge that the OZSC Preferred Shares shareholder lists are maintained by the Company, as the Transfer Agent has only been engaged to handle the Company's common stock and it doesn't handle the Company's preferred shares.

 NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. REDEMPTION OF SHARES, PAYMENT OF SHARES AND OTHER TRANSACTIONS

1.1 Redemption of 2,500 Shares. The Shareholder shall tender 2,500 of the OZSC Preferred Shares to OZSC and OZSC shall pay $50,000.00 (“First Payment”). Shareholder has directed, and OZSC agrees to such direction on the terms and conditions below, that OZSC shall pay the First Payment pursuant to the attached Exhibit B.

1.2 Delivery of 2,500 OZSC Preferred Shares. Upon receipt of the First Payment by the Shareholder, OZSC will record the return of the 2,500 shares on the Company maintained preferred shareholders list.

1.3 Redemption of 47,500 Shares. The Shareholder shall tender 47,500 of the OZSC Preferred Shares to OZSC and OZSC shall pay $50,000.00 (“Second Payment”). Shareholder has directed, and OZSC agrees to such direction on the terms and conditions below, that OZSC shall pay the Second Payment pursuant to the attached Exhibit B. The Second Payment is due sixty (60) days after the First Payment. There are not any conditions whereby OZSC is not responsible for the Second Payment and OZSC has no rights of offset to the applied to the Second Payment.

1.4 Delivery of 47,500 OZSC Preferred Shares. Upon receipt of the Second Payment by the Shareholder, OZSC will record the return of the 2,500 shares on the Company maintained preferred shareholders list.

1.5 Release of OZSC Following Payment of Purchase Price. Shareholder agrees that upon receipt of the Purchase Price, Shareholder hereby forever releases, discharges, and forever extinguishes any right to payment for the OZSC Preferred Shares.

1.6 Indemnification and Hold Harmless. Shareholder shall fully indemnify, hold harmless and defend (collectively “indemnify” and “indemnification”) OZSC and its directors, officers, employees, agents, stockholders and Affiliates (collectively, “Indemnified Parties”) from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses (including but not limited to reasonable attorney’s fees and costs), whether or not involving a third party claim, which arise out of or relate to (1) any breach of any representation or warranty of Shareholder contained in this Agreement, and (2) any breach or violation of any covenant or other obligation or duty of Shareholder under this Agreement or under applicable law.

1.7 Covenant Not to Sue. In addition to the release, indemnification, and OZSC Preferred Shares transferred as valuable consideration for the Purchase Price, Shareholder hereby covenants and agrees never, individually or with any other person or in any way, voluntarily to commence, aid in any way, prosecute or cause to be commenced or prosecuted against OZSC or Releasees, or any of them, any action or proceeding based upon any claim which is released by this Agreement.

SECTION 2. INTENTIONALLY BLANK

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

 The Shareholder represents and warrants to OZSC as follows:

3.1 Information on Shareholder. Shareholder is an "accredited investor," as such term is defined in Regulation D promulgated under the Securities Act, and is experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement.

3.2 Ownership of OZSC Preferred Shares and Authorization of Agreement. Shareholder is the sole record and beneficial owner of his OZSC Preferred Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any of the OZSC Preferred Shares owned by Shareholder, or any interest therein. Shareholder has the power to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

SECTION 4. COVENANTS

4.1. Examinations and Investigations. Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require.

4.2. Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

4.3. Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

4.4 Stock Certificates and Consideration. At the Closing, the Shareholder shall have delivered the certificates representing the OZSC Preferred Shares duly endorsed (or with executed stock powers) so as to make OZSC the sole owner thereof.

SECTION 5. THE CLOSING

 The closing (the "Closing") shall take place at such other time and place as is mutually agreed upon by OZSC and the Shareholder (the “Closing Date”). At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

 OZSC shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Shareholder contained in this Agreement or in any document delivered to OZSC or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 7. MISCELLANEOUS

7.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

7.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

7.3 Assignment. This Agreement is not assignable except by operation of law.

7.4 Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

To:	Ozop Surgical Corp. 319 Clematis Street, Ste. 714 West Palm Beach, FL 33401 Attention: Barry Hollander, CFO

To:	Michael Chermak Po Box 1241 Ramona, CA 92065

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

7.5 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of San Diego, State of California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

7.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

7.7 Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

7.11 No Drafting Party. Each party has participated in negotiating and drafting this agreement such that if an ambiguity or a question of intent or interpretation arises, this agreement is to be construed as if the parties had drafted this document jointly. The Rule of Interpreting the Document against the Drafter is inapplicable to this agreement.

7.12 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

OZOP SURGICAL CORP.

By: /s/ Barry Hollander

Name: Barry Hollander

Title: CFO

SHAREHOLDER:

By: /s/ Michael Chermak

Name: Michael Chermak